Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the Amended and Restated Investar Holding Corporation 2017 Long-Term Incentive Compensation Plan of our reports dated March 10, 2021, with respect to the consolidated financial statements of Investar Holding Corporation and the effectiveness of internal control over financial reporting of Investar Holding Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Horne LLP

Baton Rouge, Louisiana

August 6, 2021